Exhibit 1.1

Koppers Inc.

$500,000,000

6.00% Senior Notes due 2025

PURCHASE AGREEMENT

January 19, 2017

WELLS FARGO SECURITIES, LLC

as Representative of the several Initial Purchasers

c/o	Wells Fargo Securities, LLC
550 South Tryon Street, 6th Floor
Charlotte, North Carolina 28202

Ladies and Gentlemen:

Koppers Inc., a Pennsylvania corporation (the “Issuer”), Koppers Holdings Inc., a Pennsylvania corporation (“Parent”), and each of the Subsidiaries (as defined below) listed on the signature pages hereto (the “Subsidiary Guarantors” and together with Parent, the “Guarantors”), hereby confirm their agreement with Wells Fargo Securities, LLC, as the representative (the “Representative”) of the several parties listed on Schedule 1 hereto (the “Initial Purchasers”), as set forth below.

Section 1. The Securities. Subject to the terms and conditions herein contained, the Issuer proposes to issue and sell to the Initial Purchasers $400,000,000 aggregate principal amount of its 6.00% Senior Notes due 2025 (the “Notes”). The payment of principal, premium, if any, and interest on the Notes will be jointly, severally, fully and unconditionally guaranteed (collectively, the “Guarantees”) on a senior unsecured basis by each of the Guarantors. The Notes and the Guarantees are collectively referred to herein as the “Securities.” The Securities will be issued by the Issuer and the Guarantors, as applicable, pursuant to an indenture (the “Indenture”) to be dated as of January 25, 2016, by and among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). The Notes will be issued only in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company.

The Securities will be offered and sold to the Initial Purchasers without being registered with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in reliance on exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, investors who acquire Securities shall be deemed to have agreed that Securities may only be resold or otherwise transferred, after the date hereof, if such Securities are registered for sale under the Act or if an exemption from the registration requirements of the Act is available (including the exemptions afforded by Rule 144A under the Act (“Rule 144A”) or Regulation S under the Act (“Regulation S”)).

In connection with the sale of the Securities, the Issuer has prepared a preliminary offering memorandum dated January 13, 2016, (the “Preliminary Memorandum”) setting forth or including a description of the terms of the Securities, the terms of the offering of the Securities, a description of the Issuer and any material developments relating to the Issuer after the date of the most recent historical financial statements included therein. As used herein, “Pricing Disclosure Package” shall mean the Preliminary Memorandum, as supplemented or amended by the written communications listed on Annex A hereto in the most recent form that has been prepared and delivered by the Issuer to the Initial Purchasers in connection with their solicitation of offers to purchase Securities prior to the time when sales of the Securities were first made (the “Time of Execution”). Promptly after the Time of Execution and in any event no later than the second business day following the Time of Execution, the Issuer will prepare and deliver to each Initial Purchaser a final offering memorandum (the “Final Memorandum”), which will consist of the Preliminary Memorandum with such changes therein as are required to reflect the information contained in the amendments or supplements listed on Annex A hereto. The Issuer hereby confirms that it has authorized the use of the Pricing Disclosure Package, the Final Memorandum and the Recorded Road Show (defined below) in connection with the offer and sale of the Securities by the Initial Purchasers.

Pursuant to the offer to purchase and consent solicitation statement dated January 5, 2017 (the “Offer to Purchase”), the Issuer is offering to purchase any and all of its outstanding 7.875% Senior Notes due 2019 (the “Existing Notes”) issued under the indenture dated as of December 1, 2009 (as amended and supplemented and in effect on the date hereof (the “Existing Notes Indenture”) and soliciting consents of the holders thereof (the “Tender Offer and Consent Solicitation”). As described in the Pricing Disclosure Package and the Final Memorandum, the Issuer intends to use the net proceeds from the issuance and sale of the Securities to (i) repurchase any and all of the Existing Notes tendered pursuant to the Tender Offer and Consent Solicitation and consummate the Redemption (as defined below) and (ii) pay any related fees and expenses, including applicable tender premiums, redemption premiums and accrued interest on the Existing Notes.

Section 2. Representations and Warranties. As of the Time of Execution and at the Closing Date, the Issuer and each of the Guarantors, jointly and severally, represent and warrant to and agree with each of the Initial Purchasers as follows (references in this Section 2 to the “Offering Memorandum” are to (i) the Pricing Disclosure Package in the case of representations and warranties made as of the Time of Execution and (ii) both the Pricing Disclosure Package and the Final Memorandum in the case of representations and warranties made at the Closing Date):

(a) The Preliminary Memorandum, on the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Issuer and each of the Guarantors make no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum in reliance upon and in conformity with information furnished in writing to the Issuer by or on behalf of the Initial Purchasers through Wells Fargo Securities, LLC specifically for inclusion therein. At the Time of Execution, the Pricing Disclosure Package does not, and on the Closing Date, will not, and the Final Memorandum as of its date and on the Closing Date will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Issuer and each of the Guarantors make no representation or warranty as to the information contained in or omitted from the Pricing Disclosure Package and Final Memorandum in reliance upon and in conformity with information furnished in writing to the Issuer by or on behalf of the Initial Purchasers through Wells Fargo Securities, LLC specifically for inclusion therein. The Issuer and the Guarantors have not distributed or referred to and, on or prior to the Closing Date, will not distribute or refer to any written communication (as defined in Rule 405 of the Act) that constitutes an offer to sell or solicitation of an offer to buy the Securities (each such communication by the Issuer or the Guarantors or their respective agents and representatives (other than the Pricing Disclosure Package and

Final Memorandum) an “Issuer Written Communication”) other than the Pricing Disclosure Package, the Final Memorandum and the recorded electronic road show, if any, made available to investors (the “Recorded Road Show”). Any information in an Issuer Written Communication that is not otherwise included in the Pricing Disclosure Package and the Final Memorandum does not conflict with the Pricing Disclosure Package or the Final Memorandum and each Issuer Written Communication, when taken together with the Pricing Disclosure Package, does not at the Time of Execution, and when taken together with the Final Memorandum at the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each document, including the interactive data in eXtensible Business Reporting Language included therein, filed by Parent with the Commission, at the time it was filed with the Commission, complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c) The Issuer’s capitalization as of September 30, 2016 is as set forth in the “Actual” column of the table under the heading “Capitalization” in the Offering Memorandum. Subject to the assumptions and qualifications described under such heading, the “As Adjusted” and “As Further Adjusted” columns of such table fairly present in all material respects the Company’s capitalization as of September 30, 2016 as adjusted to give effect to the transactions described under the heading “Capitalization” in the Offering Memorandum. All of the outstanding shares of capital stock or other ownership interests of the Issuer and the subsidiaries of Parent listed in Schedule 2 attached hereto (each, a “Subsidiary” and collectively, the “Subsidiaries”) have been, and as of the Closing Date will be, duly authorized and validly issued, are fully paid and, with respect to shares of capital stock, nonassessable and were not issued in violation of any preemptive or similar rights. As of the Closing Date, all of the outstanding shares of capital stock or other ownership interests of the Issuer and of each of the Subsidiaries will be free and clear of all liens, encumbrances, equities and claims or restrictions on transferability (other than those imposed by the Act and the securities or “Blue Sky” laws of certain jurisdictions) or voting, except such liens, encumbrances or other restrictions as have been granted pursuant to the transactions contemplated by the Credit Agreement, dated August 15, 2014, among the Issuer, Parent, the guarantors party thereto, PNC Bank, National Association, as administrative agent, and the Lenders and other parties party thereto (the “Credit Agreement”) and the Existing Notes Indenture. Except as set forth in the Offering Memorandum and other than grants of equity-based awards pursuant to Parent’s equity incentive and employee benefit plans, or transactions between or among Parent and/or any of its subsidiaries, there are no (i) options, warrants or other rights to purchase, (ii) agreements or other obligations to issue or (iii) other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests in Parent or any of the Subsidiaries outstanding. Except for the Subsidiaries and the other subsidiaries of the Issuer listed on Schedule 3 attached hereto or as disclosed in the Offering Memorandum, the Issuer does not own, directly or indirectly, any shares of capital stock or any other equity or long-term debt securities or have any equity interest in any firm, partnership, joint venture or other entity.

(d) Each of Parent and the Subsidiaries was duly incorporated or formed, validly existing and in good standing (where such concept is recognized in the relevant jurisdiction) under the laws of its respective jurisdiction of incorporation or formation and has all requisite corporate (or applicable organizational) power and authority to own its properties and conduct its business as now conducted and as described in the Offering Memorandum; each of Parent and the Subsidiaries is duly qualified to do business as a foreign organization in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the general affairs, management, business, condition (financial or otherwise), prospects or results of operations of Parent and its subsidiaries, taken as a whole (any such event, a “Material Adverse Effect”).

(e) The Issuer has all requisite corporate power and authority to execute, deliver and perform each of its obligations under the Notes. The Notes, when issued, will be in the form contemplated by the Indenture. The Notes have each been duly and validly authorized by the Issuer and, when executed by the Issuer and authenticated by the Trustee in accordance with the provisions of the Indenture and, in the case of the Notes, when delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will constitute valid and legally binding obligations of the Issuer, entitled to the benefits of the Indenture, and enforceable against the Issuer in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(f) Each Guarantor has all requisite corporate, limited liability company or limited partnership, as applicable, power and authority to execute, deliver and perform each of its obligations under the Guarantees. The Guarantees have been duly and validly authorized by each Guarantor and, when executed by the Guarantors in accordance with the provisions of the Indenture, when the Indenture has been duly executed and delivered and when the Notes have been duly executed and authenticated by the Trustee in accordance with the provisions of the Indenture and issued, delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will constitute valid and legally binding obligations of each Guarantor, entitled to the benefits of the Indenture, and enforceable against each Guarantor in accordance with their terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.

(g) The Issuer and each Guarantor have all requisite corporate, limited liability company or limited partnership, as applicable, power and authority to execute, deliver and perform their respective obligations under the Indenture. The Indenture has been duly and validly authorized by the Issuer and each Guarantor and, when executed and delivered by the Issuer and each Guarantor (assuming the due authorization, execution and delivery by the Trustee), will constitute a valid and legally binding agreement of the Issuer and each Guarantor, enforceable against the Issuer and each Guarantor in accordance with its terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.

(h) [Reserved].

(i) The Issuer and each Guarantor has all requisite corporate, limited liability company or limited partnership (as the case may be) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Issuer and each Guarantor of the transactions contemplated hereby have been duly and validly authorized by the Issuer and each Guarantor. This Agreement has been duly executed and delivered by the Issuer and each Guarantor.

(j) Assuming the accuracy of and subject to compliance by the Initial Purchasers with the representations, warranties and agreements set forth in Section 8 hereof and compliance by the Initial Purchasers with the offering and transfer restrictions set forth in the Pricing Disclosure Package and the Final Memorandum, no consent, approval, authorization or order of any court or governmental agency or body, or third party is required for the issuance and sale by the Issuer and the Guarantors of the Securities to the Initial Purchasers or the consummation by the Issuer and the Guarantors of the other transactions contemplated hereby, except (i) such as have been obtained and (ii) such as may be required under state securities or “Blue Sky” laws in connection with the purchase and resale of the Securities by the Initial Purchasers. None of Parent or any of the Subsidiaries is (i) in violation of its certificate of incorporation or bylaws (or similar organizational document), (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to any of them or any of their respective properties or assets, except for any such breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect, or (iii) in breach of or default under (nor has any event occurred that, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement (including, without limitation, the Credit Agreement), note, lease, license, franchise agreement, contract or other agreement or instrument to which any of them is a party or to which any of them or their respective properties or assets is subject (collectively, “Contracts”), except for any such breach, default, violation or event that would not, individually or in the aggregate, have a Material Adverse Effect.

(k) The execution, delivery and performance by the Issuer and each Guarantor of this Agreement, the Indenture, the Notes and the Guarantees and the consummation by the Issuer and the Guarantors of the transactions contemplated hereby and thereby (including, without limitation, the issuance and sale of the Securities to the Initial Purchasers) will not conflict with or constitute or result in a breach of or a default under (or an event that with notice or passage of time or both would constitute a default under) or violation of any of (i) the terms or provisions of any Contract or the Credit Agreement, except for any such conflict, breach, violation, default or event that would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the certificate of incorporation or bylaws (or similar organizational document) of the Issuer or any Guarantor or (iii) (assuming compliance with all applicable state securities or “Blue Sky” laws and assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 8 hereof) any statute, judgment, decree, order, rule or regulation applicable to Parent or any of the Subsidiaries or any of their respective properties or assets, except for any such conflict, breach, violation, default or event that would not, individually or in the aggregate, have a Material Adverse Effect.

(l) The audited consolidated financial statements of Parent and its subsidiaries included in the Offering Memorandum present fairly in all material respects the consolidated financial position, results of operations and cash flows of Parent and its subsidiaries at the dates and for the periods to which they relate and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise stated therein. The summary and selected historical consolidated financial data of Parent and its subsidiaries in the Offering Memorandum present fairly in all material respects the information shown therein and have been prepared and compiled on a basis consistent with the audited financial statements included therein, except as otherwise stated therein. KPMG LLP (“KPMG”) is an independent registered public accounting firm within the meaning of the Act and the rules and regulations promulgated thereunder. Ernst & Young LLP (“E&Y”) is an independent registered public accounting firm within the meaning of the Act and the rules and regulations promulgated thereunder.

(m) [Reserved.]

(n) The unaudited historical condensed consolidated statement of income of the Wood Preservation and Railroad Services businesses of Osmose Holdings, Inc. (collectively, the “Acquired Business”) as contained in the unaudited pro forma financial information included in the Offering Memorandum has been prepared by combining the unaudited historical condensed consolidated statement of income of the Acquired Business for the six-month period ended June 30, 2014, which was reviewed by Deloitte & Touche LLP, an independent public accounting firm within the meaning of the Act and the rules and regulations promulgated thereunder, and the unaudited historical financial information for the 45-day period ended August 14, 2014, which was provided by Osmose Holdings, Inc. After reasonable inquiry with the management of the Acquired Business, to the knowledge of the Issuer and the Guarantors, the information for the 45-day period ended August 14, 2014 was materially representative of the results for that period and was prepared on a substantially consistent basis as the six-month period ended June 30, 2014. The assumptions used in the preparation of the pro forma financial information included in the Offering Memorandum for the year ended December 31, 2014 are reasonable and the adjustments used therein are reasonable to give effect to the transactions or circumstances referred to therein.

(o) Except as described in the Offering Memorandum, there is not pending or, to the knowledge of the Issuer or any Guarantor, threatened any action, suit, proceeding, inquiry or investigation to which Parent or any of its subsidiaries is a party, or to which the property or assets of Parent or any of its subsidiaries are subject, before or brought by any court, arbitrator or governmental agency or body that, if determined adversely to Parent or any of its subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Securities to be sold hereunder or the consummation of the other transactions described in the Offering Memorandum.

(p) Each of Parent and its subsidiaries possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as now or proposed to be conducted as set forth in the Offering Memorandum (“Permits”), except where the failure to obtain such Permits would not, individually or in the aggregate, have a Material Adverse Effect; each of Parent and its subsidiaries has fulfilled and performed all of its obligations with respect to such Permits and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Permit, except where any such revocation, termination or impairment would not, individually or in the aggregate, have a Material Adverse Effect; and none of Parent or any of its subsidiaries has received any notice of any proceeding relating to revocation or modification of any such Permit, except as described in the Offering Memorandum and except where such revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

(q) Since the date of the most recent financial statements appearing in the Offering Memorandum, except as described in the Offering Memorandum and except for transactions between or among Parent and/or any of its subsidiaries, (i) none of Parent or any of the Subsidiaries has incurred any liabilities or obligations, direct or contingent, or entered into or agreed to enter into any transactions or contracts (written or oral), in each case not in the ordinary course of business, which liabilities, obligations, transactions or contracts would, individually or in the aggregate, be material to the general affairs, management, business, condition (financial or otherwise), prospects or results of operations of Parent and the Subsidiaries, taken as a whole, (ii) none of Parent or any of the Subsidiaries has purchased any of its outstanding capital stock or other ownership interests, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock (other than with respect to any of such Subsidiaries, the purchase of, or dividend or distribution on, capital stock or ownership interests owned directly or indirectly by the Issuer) and (iii) there has not been any material change in the capital stock or other ownership interests or any material change in long-term indebtedness of Parent or any of the Subsidiaries.

(r) Parent and each of its subsidiaries has filed all necessary federal, state, local and foreign tax returns or has requested and has received valid extensions of the filing deadlines with respect thereto, except where the failure to so file such returns would not, individually or in the aggregate, have a Material Adverse Effect, and has paid all taxes due and payable by it (whether or not shown on a tax return), including in its capacity as a withholding agent, except for failures to pay taxes that would not, individually or in the aggregate, have a Material Adverse Effect; and other than tax deficiencies that Parent or any of its subsidiaries is contesting in good faith by appropriate proceedings and for which Parent or such subsidiary has provided adequate reserves in accordance with generally accepted accounting principles, there is no tax deficiency that has been asserted against Parent or any of its subsidiaries that would have, individually or in the aggregate, a Material Adverse Effect.

(s) The statistical and market-related data included in the Offering Memorandum are based on or derived from sources that Parent and the Guarantors believe to be reliable and accurate in all material respects.

(t) None of Parent, its subsidiaries or any agent acting on their behalf has taken or will take any action that might cause this Agreement or the sale of the Securities to violate Regulation T, U or X of the Board of Governors of the Federal Reserve System, in each case as in effect, or as the same may hereafter be in effect, on the Closing Date.

(u) Parent and each of its subsidiaries has good and marketable title to all real property and good title to all personal property described in the Offering Memorandum as being owned by it and good and marketable title to a leasehold estate in the real and personal property described in the Offering Memorandum as being leased by it free and clear of all liens, charges, encumbrances or restrictions, except (i) for liens, encumbrances and other restrictions as have been granted pursuant to the transactions contemplated by the Credit Agreement and the Existing Notes Indenture; (ii) as described in the Offering Memorandum or (iii) to the extent the failure to have such title or the existence of such liens, charges, encumbrances or restrictions would not, individually or in the aggregate, have a Material Adverse Effect. All leases, contracts and agreements to which Parent or any of its subsidiaries is a party or by which any of them is bound are valid and enforceable against Parent or such subsidiary, and, to the knowledge of the Issuer and the Guarantors, are valid and enforceable against the other party or parties thereto and are in full force and effect with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect. Parent and its subsidiaries own or possess licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights and know-how that are adequate to conduct the businesses now or proposed to be operated by them as described in the Offering Memorandum except where the failure to own or possess such licenses or rights to use patents, trademarks, service marks, trade names, copyrights and know-how would not, individually or in the aggregate, have a Material Adverse Effect, and none of Parent or any subsidiary has received any notice of infringement of or conflict with (or knows of any such infringement of or conflict with) asserted rights of others with respect to any patents, trademarks, service marks, trade names, copyrights or know-how that, if such assertion of infringement or conflict were sustained, would have a Material Adverse Effect.

(v) There are no legal or governmental proceedings involving or affecting Parent or any of its subsidiaries or any of their respective properties or assets that would be required to be described in a prospectus pursuant to the Act that are not described in the Offering Memorandum, nor are there any material contracts or other documents that would be required to be described in a prospectus pursuant to the Act that are not described in the Offering Memorandum.

(w) Except as described in the Offering Memorandum or as would not, individually or in the aggregate, have a Material Adverse Effect (A) each of Parent and its subsidiaries is in compliance with and is not aware of any basis for any liability under applicable Environmental Laws (as defined below), (B) each of Parent and its subsidiaries has made all filings and provided all notices required under any applicable Environmental Law, and possesses and is in compliance with all Permits required under any applicable Environmental Laws, and each of such Permits is in full force and effect, (C) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of Parent or any of its subsidiaries, threatened against Parent or any of its subsidiaries under any Environmental Law, (D) none of Parent or any of its subsidiaries has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of

1980, as amended (“CERCLA”), or any comparable state law and (E) no property or facility of Parent or any of its subsidiaries is (i) listed or, to the knowledge of the Issuer or any Guarantor, proposed for listing on the National Priorities List under CERCLA or is (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any state or local governmental authority.

For purposes of this Agreement, “Environmental Laws” means the common law and all applicable federal, state and local laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution or protection of public or employee health and safety (as relates to hazardous materials) or the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of hazardous materials into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of hazardous materials, and (iii) underground and above ground storage tanks and related piping, and emissions, discharges, releases or threatened releases of hazardous materials therefrom.

(x) There is no strike, labor dispute, slowdown or work stoppage with the employees of Parent or any of its subsidiaries that is pending or, to the knowledge of the Issuer or any Guarantor, threatened that would have, individually or in the aggregate, a Material Adverse Effect.

(y) Parent and each of the Subsidiaries carries insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties.

(z) Except as would not, individually or in the aggregate, have a Material Adverse Effect, none of Parent or any of its subsidiaries has incurred or reasonably expects to incur any liability for any prohibited transaction or funding deficiency or any complete or partial withdrawal liability or any liability under Section 4062(e) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to any pension, profit sharing or other plan that is subject to ERISA, to which Parent or any of its subsidiaries makes or ever has made a contribution and in which any employee of Parent or any of its subsidiaries is or has ever been a participant or with respect to which Parent or any of its subsidiaries has any liability, direct or indirect, contingent or otherwise. With respect to such plans, the Issuer and each Guarantor is in compliance in all material respects with all applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended.

(aa) Parent and each of the Subsidiaries (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls that provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management’s authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals. Parent and each of the Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, management to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

(bb) Parent and each of the Subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by Parent in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure. Parent and each of the Subsidiaries have carried out evaluations, with the participation of management, of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(cc) None of Parent or any of its subsidiaries is, or after giving effect to the offer and sale of the Securities and the application of the proceeds thereof as described in the Offering Memorandum will be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

(dd) At the Closing Date, the Securities and the Indenture will conform in all material respects to the descriptions thereof in the Offering Memorandum.

(ee) [Reserved].

(ff) Immediately after the consummation of the transactions contemplated by this Agreement (including, but not limited to, the issuance and sale of the Securities), the fair value and present fair saleable value of the assets of Parent and its subsidiaries (on a consolidated basis) will exceed the sum of their stated liabilities and identified contingent liabilities; Parent and its subsidiaries (on a consolidated basis) are not, nor will Parent and its subsidiaries (on a consolidated basis) be, after giving effect to the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby (including, but not limited to, the issuance and sale of the Securities), (i) left with unreasonably small capital with which to carry on their business as it is proposed to be conducted, (ii) unable to pay their debts (contingent or otherwise) as they mature or (iii) otherwise insolvent.

(gg) None of Parent, its subsidiaries or any of their respective Affiliates (as defined in Rule 501(b) of Regulation D under the Act) has directly, or through any agent (other than the Initial Purchasers, as to whom the Issuer and the Guarantors make no representation), (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Act) that is or could be integrated with the sale of the Securities in a manner that would require the registration under the Act of the Securities or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Securities or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Act. Assuming the accuracy of the representations and warranties of the Initial Purchasers in Section 8 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and the initial resale by the Initial Purchasers in the manner contemplated by this Agreement to register any of the Securities under the Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

(hh) No securities of Parent or any of its subsidiaries are of the same class (within the meaning of Rule 144A under the Act) as the Securities and listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated inter-dealer quotation system.

(ii) None of Parent or any of its subsidiaries has taken, nor will any of them take, directly or indirectly, any action designed to, or that might be reasonably expected to, cause or result in stabilization or manipulation of the price of the Securities.

(jj) None of Parent, its subsidiaries, any of their respective Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Issuer and the Guarantors make no representation) has engaged in any directed selling efforts (as that term is defined in Regulation S) with respect to the Securities. Parent, its subsidiaries and their respective Affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Issuer and the Guarantors make no representation) have complied with the offering restrictions requirement of Regulation S.

(kk) Neither Parent nor any of its subsidiaries, nor, to the knowledge of the Issuer and each of the Guarantors, any director, officer, agent, employee, Affiliate or other person associated with or acting on behalf of Parent or any of its subsidiaries: (i) has used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) has made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment; or (iv) to the extent applicable, has violated or is in violation of any provision of the Bribery Act 2010 of the United Kingdom, or any other law implementing the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions (“OECD Convention”), the Foreign Corrupt Practices Act of 1977, as amended (collectively, the “FCPA”) or any other applicable anti-bribery and anticorruption laws to which Parent or any of its subsidiaries, any director, officer, agent, employee, Affiliate or other person associated with or acting on behalf of Parent or any of its subsidiaries is subject. Parent and each of its subsidiaries and their Affiliates have instituted and maintain and will continue to maintain policies and procedures designed to promote and ensure, and which are reasonably expected to continue to ensure, continued compliance with all applicable anti-bribery and anti-corruption laws.

(ll) The operations of Parent and its subsidiaries are in compliance in all material respects with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency having jurisdiction over Parent or any of its subsidiaries (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Parent or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Issuer and the Guarantors, threatened.

(mm) Neither Parent nor any of its subsidiaries nor, to the knowledge of the Issuer and the Guarantors, any director, officer, agent, employee, or Affiliate has violated any sanctions administered by the U.S. Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is Parent or any of its subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, Libya, North Korea, Sudan and Syria) (each, a “Sanctioned Country”)); (iii) neither Parent nor any of its subsidiaries have knowingly engaged in during the past five years, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the target of Sanctions or with any Sanctioned Country; and neither Parent nor any of its subsidiaries will directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to Parent or any of its subsidiaries, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding or facilitating, is the subject of Sanctions or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as an initial purchaser, advisor, investor or otherwise) of Sanctions.

Any certificate signed by any officer of the Issuer or any Guarantor and delivered to any Initial Purchaser or to counsel for the Initial Purchasers shall be deemed a joint and several representation and warranty by the Issuer and each of the Guarantors to each Initial Purchaser as to the matters covered thereby.

Section 3. Purchase, Sale and Delivery of the Securities. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Issuer agrees to issue and sell to the Initial Purchasers, and the Initial Purchasers, acting severally and not jointly, agree to purchase the Securities in the respective approximate amounts set forth on Schedule 1 hereto from the Issuer at 98.721% of their aggregate principal amount. One or more certificates in definitive form or global form for the Securities that the Initial Purchasers have agreed to purchase hereunder, and in such denomination or denominations and registered in such name or names as the Initial Purchasers request upon notice to the Issuer at least 36 hours prior to the Closing Date, shall be delivered by or on behalf of the Issuer to the Initial Purchasers, against payment by or on behalf of the Initial Purchasers of the purchase price therefor by wire transfer (same day funds), to such account or accounts as the Issuer shall specify prior to the Closing Date, or by such means as the parties hereto shall agree prior to the Closing Date. Such delivery of and payment for the Securities shall be made at the offices of Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York at 10:00 A.M., New York time, on January 25, 2017, or at such other place, time or date as the Initial Purchasers, on the one hand, and the Issuer, on the other hand, may agree upon, such time and date of delivery against payment being herein referred to as the “Closing Date.” The Issuer will make such certificate or certificates for the Securities available for checking and packaging by the Initial Purchasers at the offices of Wells Fargo Securities, LLC in New York, New York, or at such other place as Wells Fargo Securities, LLC may designate, at least 24 hours prior to the Closing Date.

Section 4. Offering by the Initial Purchasers. The Initial Purchasers propose to make an offering of the Securities at the price and upon the terms set forth in the Pricing Disclosure Package and the Final Memorandum as soon as practicable after this Agreement is entered into and as in the judgment of the Initial Purchasers is advisable.

Section 5. Covenants of the Issuer and the Guarantors. The Issuer and each of the Guarantors, jointly and severally, covenant and agree with each of the Initial Purchasers as follows:

(a) Until the later of (i) the completion of the distribution of the Securities by the Initial Purchasers and (ii) the Closing Date, the Issuer will not amend or supplement the Pricing Disclosure Package and the Final Memorandum or otherwise distribute or refer to any written communication (as defined under Rule 405 of the Act) that constitutes an offer to sell or a solicitation of an offer to buy the Securities (other than the Pricing Disclosure Package, the Recorded Road Show, if any, and the Final Memorandum) or file any report with the Commission under the Exchange Act unless the Initial Purchasers shall previously have been advised and furnished a copy for a reasonable period of time prior to the proposed amendment, supplement or report and as to which the Initial Purchasers shall have given their consent. The Issuer will promptly, upon the reasonable request of the Initial Purchasers or counsel for the Initial Purchasers, make any amendments or supplements to the Pricing Disclosure Package and the Final Memorandum that may be necessary or advisable in connection with the resale of the Securities by the Initial Purchasers.

(b) The Issuer and each Guarantor will cooperate with the Initial Purchasers in arranging for the qualification of the Securities for offering and sale under the securities or “Blue Sky” laws of such jurisdictions as the Initial Purchasers may designate and will continue such qualifications in effect for as long as may be necessary to complete the resale of the Securities by the Initial Purchasers; provided, however, that in connection therewith, none of the Issuer or the Guarantors shall be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject itself to taxation in excess of a nominal dollar amount in any such jurisdiction where it is not then so subject.

(c)(1) If, at any time prior to the completion of the resale by the Initial Purchasers of the Securities, any event occurs or information becomes known as a result of which the Pricing Disclosure Package and the Final Memorandum as then amended or supplemented would include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if for any other reason it is necessary at any time to amend or supplement the Pricing Disclosure Package and the Final Memorandum to comply with applicable law, the Issuer will promptly notify the Initial Purchasers thereof and will prepare, at the expense of the Issuer, an amendment or supplement to the Pricing Disclosure Package and the Final Memorandum that corrects such statement or omission or effects such compliance and (2) if at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which any of the Pricing Disclosure Package as then amended or supplemented or the Final Memorandum would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or any Issuer Written Communication would conflict with the Pricing Disclosure Package as then amended or supplemented or the Final Memorandum, or (ii) it is necessary to amend or supplement any of the Pricing Disclosure Package, Issuer Written Communication or Final Memorandum so that any of the Pricing Disclosure Package or any Issuer Written Communication or Final Memorandum will comply with law, the Issuer will immediately notify the Initial Purchasers thereof and forthwith prepare and, subject to Section 5(a) above, furnish to the Initial Purchasers such amendments or supplements to any of the Pricing Disclosure Package, any Issuer Written Communication or Final Memorandum (it being understood that any such amendments or supplements may take the form of an amended or supplemented Final Memorandum) as may be necessary so that the statements in any of the Pricing Disclosure Package as so amended or supplemented will not, in light of the circumstances under which they were made, be misleading or so that any Issuer Written Communication will not conflict with the Pricing Disclosure Package or so that the Pricing Disclosure Package, any Issuer Written Communication or Final Memorandum as so amended or supplemented will comply with law.

(d) The Issuer will, without charge, provide to the Initial Purchasers and to counsel for the Initial Purchasers as many copies of the Pricing Disclosure Package, any Issuer Written Communication and the Final Memorandum or any amendment or supplement thereto as the Initial Purchasers may reasonably request.

(e) The Issuer will apply the net proceeds from the sale of the Securities as set forth under “Use of Proceeds” in the Pricing Disclosure Package and the Final Memorandum.

(f) For so long as any of the Securities remain outstanding, the Issuer will furnish to the Initial Purchasers upon request copies of all reports and other communications (financial or otherwise) furnished by the Issuer to the Trustee or to the holders of the Securities and, as soon as available, copies of any reports or financial statements furnished to or filed by the Issuer with the Commission or any national securities exchange on which any class of securities of the Issuer may be listed.

(g) Prior to the Closing Date, the Issuer will furnish to the Initial Purchasers, as soon as they have been finalized, a copy of any unaudited interim financial statements of Parent and its subsidiaries for any quarterly period subsequent to the period covered by the most recent financial statements appearing in the Pricing Disclosure Package and the Final Memorandum.

(h) None of the Issuer or any of its Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Act) that could be integrated with the sale of the Securities in a manner which would require the registration under the Act of the Securities.

(i) None of Parent, its subsidiaries or any of their respective Affiliates or persons acting on their behalf will, (1) engage in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Securities or (2) engage in any manner involving a public offering of the Securities within the meaning of Section 4(a)(2) of the Act.

(j) For so long as any of the Securities remain outstanding, the Issuer will make available at its expense, upon request, to any holder of such Securities and any prospective purchasers thereof the information specified in Rule 144A(d)(4) under the Act, unless the Issuer is then subject to Section 13 or 15(d) of the Exchange Act.

(k) The Issuer will use its best efforts to permit the Securities to be eligible for clearance and settlement through The Depository Trust Company.

(l) During the period beginning on the date hereof and continuing to the date that is 90 days after the Closing Date, without the prior written consent of Wells Fargo Securities, LLC, the Issuer will not offer, sell, contract to sell or otherwise dispose of, except as provided hereunder, any securities of the Issuer (or guaranteed by the Issuer) that are substantially similar to the Securities.

(m) In connection with Securities offered and sold in an off shore transaction (as defined in Regulation S) the Issuer will not register any transfer of such Securities not made in accordance with the provisions of Regulation S and will not, except in accordance with the provisions of Regulation S, if applicable, issue any such Securities in the form of definitive securities.

(n) None of the Issuer or any of its Affiliates will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Securities.

(o) For a period of two years (calculated in accordance with paragraph (d) of Rule 144 under the Act) following the date any Securities are acquired by the Issuer, the Guarantors or any of their Affiliates (as such term is defined in Rule 405 under the Act), none of the Issuer, the Guarantor or any of their respective Affiliates will sell any such Securities except pursuant to an effective registration statement under the Act.

Section 6. Expenses. The Issuer and each of the Guarantors, jointly and severally, agree to pay all costs and expenses incident to the performance of their respective obligations under this Agreement, whether or not the transactions contemplated herein are consummated or this Agreement is terminated pursuant to Section 11(c) or Section 12 hereof, including all costs and expenses incident to (i) the printing, word processing or other production of documents with respect to the transactions contemplated hereby, including any costs of printing the Pricing Disclosure Package and the Final Memorandum and any amendment or supplement thereto, and any “Blue Sky” memoranda, (ii) all arrangements relating to the delivery to the Initial Purchasers of copies of the foregoing documents, (iii) the fees and disbursements of the counsel (including local and special counsel), the accountants and any other experts or advisors retained by the Issuer, (iv) preparation (including printing), authentication, issuance and delivery to the Initial Purchasers of the Securities, (v) the qualification of the Securities under state securities and “Blue Sky” laws, including filing fees and fees and disbursements of Cahill Gordon & Reindel LLP, counsel for the Initial Purchasers, relating thereto and in connection with the preparation of any “Blue Sky” memoranda and any supplements thereto, (vi) all expenses in connection with the “roadshow” (other than (x) 50% of the cost of any chartered airplane and (y) the Initial Purchasers’ expenses with respect to commercial airfare, lodging and other related incidentals) and any other meetings with prospective investors in the Securities, (vii) fees and expenses of the Trustee including fees and expenses of counsel, (viii) any fees charged by investment rating agencies for the rating of the Securities, (ix) any stamp, transfer, issuance or similar taxes in connection with the original issuance and sale of the Securities and (x) all other costs and expenses incident to the performance by the Issuer of its obligations hereunder. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 7 hereof is not satisfied, because this Agreement is terminated or because of any failure, refusal or inability on the part of the Issuer and the Guarantors to perform all obligations and satisfy all conditions on their part to be performed or satisfied hereunder (other than solely by reason of a default by the Initial Purchasers of their obligations hereunder after all conditions hereunder have been satisfied in accordance herewith), the Issuer and each of the Guarantors, jointly and severally, agree to promptly reimburse the Initial Purchasers upon demand for all reasonable and documented out-of-pocket expenses (including the reasonable and documented fees, disbursements and charges of Cahill Gordon & Reindel LLP, counsel for the Initial Purchasers) that shall have been incurred by the Initial Purchasers in connection with the proposed purchase and sale of the Securities.

Section 7. Conditions of the Initial Purchasers’ Obligations. The obligation of the Initial Purchasers to purchase and pay for the Securities shall, in their sole discretion, be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a) On the Closing Date, the Initial Purchasers shall have received (at the request of the Issuer) the opinion, dated as of the Closing Date and addressed to the Initial Purchasers, of (i) K&L Gates LLP, counsel for the Issuer and the Guarantors attached hereto as Exhibit A-1, and (ii) Fennemore Craig, P.C., Nevada counsel for certain of the Guarantors, attached hereto as Exhibit A-2, in each case with respect to certain legal matters relating to this Agreement and certain other related matters in form and substance reasonably satisfactory to counsel for the Initial Purchasers. In rendering such opinions, K&L Gates LLP and Fennemore Craig, P.C. shall have received and may rely upon such certificates and other documents and information as each may reasonably request to pass upon such matters.

(b) On the Closing Date, the Initial Purchasers shall have received the opinion, in form and substance satisfactory to the Initial Purchasers, dated as of the Closing Date and addressed to the Initial Purchasers, of Cahill Gordon & Reindel LLP, counsel for the Initial Purchasers, with respect to certain legal matters relating to this Agreement and such other related matters as the Initial Purchasers may reasonably require. In rendering such opinion, Cahill Gordon & Reindel LLP shall have received and may rely upon such certificates and other documents and information as it may reasonably request to pass upon such matters.

(c) On the date hereof, the Initial Purchasers shall have received (i) from E&Y a comfort letter dated the date hereof, addressed to the Initial Purchasers in form and substance satisfactory to counsel for the Initial Purchasers and (ii) from KPMG a comfort letter dated the date hereof, addressed to the Initial Purchasers in form and substance satisfactory to counsel for the Initial Purchasers. On the Closing Date, the Initial Purchasers shall have received (i) from E&Y a comfort letter dated the Closing Date, in form and substance satisfactory to counsel for the Initial Purchasers, which shall refer to the comfort letter dated the date hereof and reaffirm or update as of a more recent date, the information stated in the comfort letter dated the date hereof and similarly address the financial information in the Final Memorandum and (ii) from KPMG a comfort letter dated the Closing Date, in form and substance satisfactory to counsel for the Initial Purchasers, which shall refer to the comfort letter dated the date hereof and reaffirm or update as of a more recent date, the information stated in the comfort letter dated the date hereof and similarly address the financial information in the Final Memorandum.

(d) [Reserved].

(e) The representations and warranties of the Issuer and the Guarantors contained in this Agreement shall be true and correct on and as of the Time of Execution and on and as of the Closing

Date as if made on and as of the Closing Date; the statements of the Issuer’s and the Guarantors’ officers made pursuant to any certificate delivered in accordance with the provisions hereof shall be true and correct on and as of the date made and on and as of the Closing Date; the Issuer and the Guarantors shall have performed all covenants and agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date; and, except as described in the Pricing Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), subsequent to the date of the most recent financial statements in such Pricing Disclosure Package and the Final Memorandum, there shall have been no event or development, and no information shall have become known, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

(f) The sale of the Securities hereunder shall not be enjoined (temporarily or permanently) on the Closing Date.

(g) Subsequent to the date of the most recent audited financial statements in the Pricing Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), none of Parent or any of the Subsidiaries shall have sustained any loss or interference with respect to its business or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute, slow down or work stoppage or from any legal or governmental proceeding, order or decree, which loss or interference, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

(h) The Initial Purchasers shall have received a certificate of the Issuer, dated the Closing Date, signed on behalf of the Issuer by its Chairman of the Board, Chief Executive Officer, President or any Senior Vice President and the Chief Financial Officer, to the effect that:

(i) the representations and warranties of the Issuer and the Guarantors contained in this Agreement are true and correct at and as of the Time of Execution and on and as of the Closing Date, and the Issuer and the Guarantors have performed all covenants and agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date;

(ii) at the Closing Date, since the date hereof or since the date of the most recent financial statements in the Pricing Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), no event or development has occurred, and no information has become known, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect; and

(iii) the sale of the Securities hereunder has not been enjoined (temporarily or permanently).

(i) On the Closing Date, the Initial Purchasers shall have received the Indenture executed by the Issuer and the Guarantors and such agreements shall be in full force and effect at all times from and after the Closing Date.

(j) Prior to or concurrently with the issuance of the Securities on the Closing Date, (x) the early settlement under the Tender Offer and Consent Solicitation shall have occurred as described in the Pricing Disclosure Package, the Final Memorandum and the Offer to Purchase and (y) with respect to any Existing Notes that remain outstanding and are not repurchased in connection with the Tender Offer and Consent Solicitation as of the Closing Date, the Issuer shall have delivered to the trustee for the Existing Notes an irrevocable notice of redemption in accordance with the provisions of the Existing Notes Indenture (a copy of which shall have been delivered to the Initial Purchasers) (the “Redemption”).

(k) The Initial Purchasers shall have received a certificate of Parent’s Chief Financial Officer or similar officer relating to certain financial information included in the Pricing Disclosure Package and the Final Memorandum substantially in the form attached hereto as Exhibit B delivered on, and dated and as of, each of the date hereof and the Closing Date.

On or before the Closing Date, the Initial Purchasers and counsel for the Initial Purchasers shall have received such further documents, opinions, certificates, letters and schedules or instruments relating to the business, corporate, legal and financial affairs of Parent and the Subsidiaries as they shall have heretofore reasonably requested from the Issuer.

All such documents, opinions, certificates, letters, schedules or instruments delivered pursuant to this Agreement will comply with the provisions hereof only if they are reasonably satisfactory in all material respects to the Initial Purchasers and counsel for the Initial Purchasers. The Issuer or any Guarantor, as applicable, shall furnish to the Initial Purchasers such conformed copies of such documents, opinions, certificates, letters, schedules and instruments in such quantities as the Initial Purchasers shall reasonably request.

Section 8. Offering of Securities; Restrictions on Transfer. (a) Each of the Initial Purchasers agrees with the Issuer and the Guarantors (as to itself only) that (i) it has not and will not solicit offers for, or offer or sell, the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in any manner involving a public offering within the meaning of Section 4(a)(2) of the Act; and (ii) it has and will solicit offers for the Securities only from, and will offer the Securities only to (A) in the case of offers inside the United States, persons whom the Initial Purchasers reasonably believe to be qualified institutional buyers within the meaning of Rule 144A under the Act (each, a “QIB”) or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to the Initial Purchasers that each such account is a QIB, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in transactions under Rule 144A and (B) in the case of offers outside the United States, to persons other than U.S. persons (“non-U.S. purchasers,” which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for non-U.S. beneficial owners (other than an estate or trust)) in compliance with Regulation S under the Act; provided, however, that, in the case of this clause (B), in purchasing such Securities such persons are deemed to have represented and agreed as provided under the caption “Notice to Investors” contained in the Pricing Disclosure Package and the Final Memorandum.

(b) Each of the Initial Purchasers represents and warrants (as to itself only) with respect to sales outside the United States that (i) the Securities have not been and will not be sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Act or pursuant to an exemption from the registration requirements of the Act and (ii) it will sell the Securities (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S and, accordingly, neither it nor any persons acting on its behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities, and any such persons have complied and will comply with the offering restrictions requirement of Regulation S.

Terms used in this Section 8 and not defined in this Agreement have the meanings given to them in Regulation S.

Section 9. Indemnification and Contribution. (a) The Issuer and each of the Guarantors, jointly and severally, agree to indemnify and hold harmless each Initial Purchaser, the directors, officers, employees, Affiliates and agents of each Initial Purchaser and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the following:

(i) any untrue statement or alleged untrue statement of any material fact contained in the Pricing Disclosure Package, any Issuer Written Communication or Final Memorandum or any amendment or supplement thereto; or

(ii) the omission or alleged omission to state, in the Pricing Disclosure Package, any Issuer Written Communication or the Final Memorandum or any amendment or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

and will reimburse, as incurred, the Initial Purchasers and each such controlling person for any legal or other documented expenses incurred by the Initial Purchasers or such controlling person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action; provided, however, the Issuer and the Guarantors will not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Pricing Disclosure Package or Final Memorandum or any amendment or supplement thereto in reliance upon and in conformity with written information concerning the Initial Purchasers furnished to the Issuer and the Guarantors by the Initial Purchasers through Wells Fargo Securities, LLC specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 13 hereof. The indemnity provided for in this Section 9(a) will be in addition to any liability that the Issuer and the Guarantors may otherwise have to the indemnified parties. The Issuer and the Guarantors shall not be liable under this Section 9(a) for any settlement of any claim or action effected without their prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(b) Each Initial Purchaser, severally and not jointly, agrees to indemnify and hold harmless the Issuer and the Guarantors, its directors, its officers and each person, if any, who controls the Issuer and the Guarantors within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which the Issuer and the Guarantors or any such director, officer or controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Pricing Disclosure Package or Final Memorandum or any amendment or supplement thereto, or (ii) the omission or the alleged omission to state therein a material fact required to be stated in the Pricing Disclosure Package or Final Memorandum or any amendment or supplement thereto, or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Initial Purchaser, furnished to the Issuer by the Initial Purchasers through Wells Fargo Securities, LLC specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 13 hereof; and subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any legal or other documented expenses incurred by the Issuer or the

Guarantors or any such director, officer or controlling person in connection with investigating or defending against or appearing as a third party witness in connection with any such loss, claim, damage, liability or action in respect thereof. The indemnity provided for in this Section 9(b) will be in addition to any liability that the Initial Purchasers may otherwise have to the indemnified parties. The Initial Purchasers shall not be liable under this Section 9(b) for any settlement of any claim or action effected without their consent, which shall not be unreasonably withheld.

(c) Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action for which such indemnified party is entitled to indemnification under this Section 9, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party of the commencement thereof in writing; but the omission to so notify the indemnifying party (i) will not relieve it from any liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraphs (a) or (b) above. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel (including local counsel) reasonably satisfactory to such indemnified party; provided, however, that if (i) the use of counsel (including local counsel) chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be one or more legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receipt by the indemnifying party of notice of the institution of such action, or (iv) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel (including local counsel) to defend such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action (such approval not to be unreasonably withheld, conditioned or delayed), the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, designated by the Initial Purchasers in the case of paragraph (a) of this Section 9 or the Issuer or the Guarantors in the case of paragraph (b) of this Section 9, representing the indemnified parties under such paragraph (a) or paragraph (b), as the case may be, who are parties to such action or actions). All fees and expenses reimbursed pursuant to this paragraph (c) shall be reimbursed as they are incurred. After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such indemnified party waived in writing its rights under this Section 9, in which case the indemnified party may effect such a settlement without such consent. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request or disputed in good faith the indemnified party’s entitlement to such reimbursement prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement or compromise of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party, or indemnity could have been sought hereunder by any indemnified party, unless such settlement (A) includes an unconditional written release of the indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(d) In circumstances in which the indemnity agreement provided for in the preceding paragraphs of this Section 9 is unavailable to, or insufficient to hold harmless, an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), each indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other from the offering of the Securities or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof). The relative benefits received by the Issuer and the Guarantors on the one hand and any Initial Purchaser on the other shall be deemed to be in the same proportion as the total proceeds from the offering (before deducting expenses) received by the Issuer bear to the total discounts and commissions received by such Initial Purchaser. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer and the Guarantors on the one hand, or such Initial Purchaser on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omission, and any other equitable considerations appropriate in the circumstances. The Issuer, the Guarantors and the Initial Purchasers agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of this paragraph (d). Notwithstanding any other provision of this paragraph (d), no Initial Purchaser shall be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by such Initial Purchaser under this Agreement, less the aggregate amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact, and no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this paragraph (d), each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Initial Purchasers, and each director of the Issuer or any Guarantor, each officer of the Issuer or any Guarantor and each person, if any, who controls the Issuer or any Guarantor within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Issuer and the Guarantors.

Section 10. Survival Clause. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Issuer, the Guarantors, their respective officers and the Initial Purchasers set forth in this Agreement or made by or on behalf of them pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Issuer, the Guarantors, any of their respective officers or directors, the Initial Purchasers or any controlling person referred to in Section 9 hereof and (ii) delivery of and payment for the Securities. The respective agreements, covenants, indemnities and other statements set forth in Sections 6, 9, 10 and 16 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

Section 11. Default by an Initial Purchaser. (a) If, on the Closing Date, any Initial Purchaser defaults on its obligation to purchase the Securities that it has agreed to purchase hereunder, the non-defaulting Initial Purchasers may in their discretion arrange for the purchase of such Securities by other persons satisfactory to the Issuer on the terms contained in this Agreement. If, within 36 hours after any such default by any Initial Purchaser, the nondefaulting Initial Purchasers do not arrange for the purchase of such Securities, then the Issuer shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Initial Purchasers to purchase such Securities on such terms. If other persons become obligated or agree to purchase the Securities of a defaulting Initial Purchaser, either the non-defaulting Initial Purchasers or the Issuer may postpone the Closing Date for up to five full business days in order to effect any changes that in the opinion of counsel for the Issuer or counsel for the Initial Purchasers may be necessary in the Pricing Disclosure Package, the Final Memorandum or in any other document or arrangement, and the Issuer agrees to promptly prepare any amendment or supplement to the Pricing Disclosure Package or the Final Memorandum that effects any such changes. As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 11, purchases Securities that a defaulting Initial Purchaser agreed but failed to purchase.

(b) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Issuer as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased does not exceed one-tenth of the aggregate principal amount of all the Securities, then each non-defaulting Initial Purchaser shall be obligated to purchase the principal amount of Securities that such Initial Purchaser agreed to purchase hereunder plus such Initial Purchaser’s pro rata share (based on the principal amount of Securities that such Initial Purchaser agreed to purchase hereunder) of the Securities of such defaulting Initial Purchaser or Initial Purchasers for which such arrangements have not been made.

(c) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Issuer as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased exceeds one-tenth of the aggregate principal amount of all the Securities, then this Agreement shall terminate without liability on the part of the non-defaulting Initial Purchasers. Subject to Section 10, any termination of this Agreement pursuant to this Section 11 shall be without liability on the part of the Issuer or the Guarantors.

(d) Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Issuer, the Guarantors or any non-defaulting Initial Purchaser for damages caused by its default.

Section 12. Termination. (a) This Agreement may be terminated in the sole discretion of the Initial Purchasers by notice to the Issuer given prior to the Closing Date in the event that the

Issuer or any of the Guarantors shall have failed, refused or been unable to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder at or prior thereto or, if at or prior to the Closing Date,

(i) any of Parent or the Subsidiaries shall have sustained any loss or interference with respect to its businesses or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute, slow down or work stoppage or any legal or governmental proceeding, which loss or interference, in the sole judgment of the Initial Purchasers, has had or has a Material Adverse Effect, or there shall have been, in the sole judgment of the Initial Purchasers, any event or development that, individually or in the aggregate, has or could be reasonably likely to have a Material Adverse Effect (including without limitation a change in control of Parent or the Subsidiaries), except in each case as described in the Pricing Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto);

(ii) trading in securities of the Issuer or in securities generally on the New York Stock Exchange or the NASDAQ Global Market shall have been suspended or materially limited or minimum or maximum prices shall have been established on any such exchange or market;

(iii) a banking moratorium shall have been declared by New York or United States authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States shall have occurred;

(iv) there shall have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material change in the financial markets of the United States which, in the case of (A), (B) or (C) above and in the sole judgment of the Representative, makes it impracticable or inadvisable to proceed with the offering or the delivery of the Securities as contemplated by the Pricing Disclosure Package and the Final Memorandum; or

(v) any securities of the Issuer shall have been downgraded by any nationally recognized statistical rating organization or any such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its ratings of any securities of the Issuer (other than an announcement with positive implications of a possible upgrading).

(b) Termination of this Agreement pursuant to this Section 12 shall be without liability of any party to any other party except as provided in Section 10 hereof.

Section 13. Information Supplied by the Initial Purchasers. The statements set forth under the heading “Plan of Distribution — Other Relationships” in the Preliminary Memorandum and the Final Memorandum (to the extent such statements relate to the Initial Purchasers) constitute the only information furnished by the Initial Purchasers to the Issuer for the purposes of Sections 2(a) and 9 hereof.

Section 14. Notices. All communications hereunder shall be in writing and, if sent to the Initial Purchasers, shall be mailed or delivered to Wells Fargo Securities, LLC, 550 South Tryon Street, 6th Floor, Charlotte, North Carolina 28202, Attention: Legal Department; if sent to the Issuer and the Guarantors, shall be mailed or delivered to the Issuer at 436 Seventh Avenue, Pittsburgh, Pennsylvania 15219, Attention: Steven R. Lacy, Esq.; with a copy to K&L Gates LLP, K&L Gates Center, 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222, Attention: David A. Edgar.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; and one business day after being timely delivered to a next-day air courier.

Section 15. Successors. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Issuer, the Guarantors and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that (i) the indemnities of the Issuer and the Guarantors contained in Section 9(a) of this Agreement shall also be for the benefit of any person or persons who control the Initial Purchasers within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and (ii) the indemnities of the Initial Purchasers contained in Section 9(b) of this Agreement shall also be for the benefit of the directors of the Issuer and the Guarantors, their respective officers and any person or persons who control the Issuer and the Guarantors within the meaning of Section 15 of the Act or Section 20 of the Exchange Act. No purchaser of Securities from the Initial Purchasers will be deemed a successor because of such purchase.

Section 16. APPLICABLE LAW. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY PROVISIONS THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW.

Section 17. No Advisory or Fiduciary Responsibility. The Issuer and each of the Guarantors acknowledge and agree that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Issuer and each Guarantor, on the one hand, and the Initial Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction each Initial Purchaser is acting solely as a principal and not the agent or fiduciary of the Issuer or any Guarantor, (iii) no Initial Purchaser has assumed an advisory or fiduciary responsibility in favor of the Issuer or any Guarantor with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Issuer or any Guarantor on other matters) or any other obligation to the Issuer or any Guarantor except the obligations expressly set forth in this Agreement and (iv) the Issuer and each Guarantor has consulted its own legal and financial advisors to the extent it deemed appropriate. The Issuer and each Guarantor agree that it will not claim that any Initial Purchaser has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Issuer or any Guarantor, in connection with such transaction or the process leading thereto.

Section 18. Entire Agreement; Counterparts; Amendments; Headings. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

Section 19. USA Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Initial Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Issuer, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchasers to properly identify their respective clients.

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Issuer, the Guarantors and the Initial Purchasers.

Very truly yours,

KOPPERS INC., a Pennsylvania corporation

By:	/s/ Louann E. Tronsberg-Deihle
Name: Louann E. Tronsberg-Deihle Title: Treasurer

KOPPERS HOLDINGS INC., a Pennsylvania corporation

By:	/s/ Louann E. Tronsberg-Deihle
Name: Louann E. Tronsberg-Deihle Title: Treasurer

KOPPERS DELAWARE, INC., a Delaware corporation

By:	/s/ Louann E. Tronsberg-Deihle
Name: Louann E. Tronsberg-Deihle Title: Treasurer

KOPPERS CONCRETE PRODUCTS, INC., a Delaware corporation

By:	/s/ Louann E. Tronsberg-Deihle
Name: Louann E. Tronsberg-Deihle Title: Treasurer

CONCRETE PARTNERS, INC., a Delaware corporation

By:	/s/ Louann E. Tronsberg-Deihle
Name: Louann E. Tronsberg-Deihle Title: Treasurer

KOPPERS WORLD-WIDE VENTURES CORPORATION, a Delaware corporation

By:	/s/ Louann E. Tronsberg-Deihle
Name: Louann E. Tronsberg-Deihle Title: Vice President

KOPPERS ASIA LLC, a Delaware limited liability company

By:	/s/ Louann E. Tronsberg-Deihle
Name: Louann E. Tronsberg-Deihle Title: Treasurer

KOPPERS VENTURES INC., a Delaware corporation

By:	/s/ Louann E. Tronsberg-Deihle
Name: Louann E. Tronsberg-Deihle Title: Treasurer and Assistant Secretary

KOPPERS PERFORMANCE CHEMICALS INC., a New York corporation

By:	/s/ Louann E. Tronsberg-Deihle
Name: Louann E. Tronsberg-Deihle Title: Treasurer

KOPPERS RAILROAD STRUCTURES INC., a Delaware corporation

By:	/s/ Louann E. Tronsberg-Deihle
Name: Louann E. Tronsberg-Deihle Title: Treasurer

KOPPERS NZ LLC, a New York limited liability company

By:	/s/ Louann E. Tronsberg-Deihle
Name: Louann E. Tronsberg-Deihle Title: Authorized Person

KOPPERS-NEVADA LIMITED-LIABILITY COMPANY, a Nevada limited-liability company

By:	/s/ Louann E. Tronsberg-Deihle
Name: Louann E. Tronsberg-Deihle Title: Authorized Person

WOOD PROTECTION MANAGEMENT LLC, a Nevada limited-liability company

By:	/s/ Louann E. Tronsberg-Deihle
Name: Louann E. Tronsberg-Deihle Title: Authorized Person

WOOD PROTECTION LP, a Texas limited partnership

By: WOOD PROTECTION MANAGEMENT LLC, its General Partner

By:	/s/ Louann E. Tronsberg-Deihle
Name: Louann E. Tronsberg-Deihle Title: Authorized Person

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

WELLS FARGO SECURITIES, LLC as Representative of the Initial Purchasers

By:	/s/ Peter J. DiLullo
Name: Peter J. DiLullo Title: Managing Director

SCHEDULE 1

Initial Purchaser	Principal Amount of Securities
Wells Fargo Securities, LLC	$188,170,000
PNC Capital Markets LLC	$64,515,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$59,140,000
Fifth Third Securities, Inc.	$59,140,000
MUFG Securities Americas Inc.	$29,570,000
Citizens Capital Markets, Inc.	$29,570,000
KeyBanc Capital Markets Inc.	$29,570,000
BMO Capital Markets	$29,570,000
The Huntington Investment Company	$10,755,000

Total	$500,000,000

SCHEDULE 2

Subsidiaries

Name	Jurisdiction of Incorporation/Formation
Koppers Inc.	Pennsylvania
Koppers Asia LLC	Delaware
Koppers Concrete Products, Inc.	Delaware
Concrete Partners, Inc.	Delaware
Koppers Delaware, Inc.	Delaware
Koppers World-Wide Ventures Corporation	Delaware
Koppers Ventures Inc.	Delaware
Koppers Railroad Structures Inc.	Delaware
Koppers Performance Chemicals Inc.	New York
Koppers Assurance, Inc.	South Carolina
Continental Carbon Australia Pty Ltd	Australia
Koppers Australia Holding Company Pty Ltd	Australia
Koppers Australia Pty Limited	Australia
Koppers Carbon Materials & Chemicals Pty Ltd	Australia
Koppers Wood Products Pty Ltd	Australia
Koppers Shipping Pty. Ltd.	Australia
Koppers Ashcroft Inc.	Canada
Koppers (China) Carbon & Chemical Company Limited	Peoples Republic of China
Koppers (Jiangsu) Carbon Chemical Company Ltd	Peoples Republic of China
Koppers (Tianjin) Trading Co., Ltd.	Peoples Republic of China
Koppers Mauritius	Republic of Mauritius
Koppers Europe ApS	Denmark
Koppers Denmark ApS	Denmark
Koppers European Holdings ApS	Denmark
Koppers Tar Tech International ApS	Denmark
Koppers Luxembourg S.a.r.l.	Grand Duchy Luxembourg
Koppers India Carbon Materials and Chemicals Private Limited	India
Koppers International B.V.	Netherlands
Koppers World-Wide Holdings C.V.	Netherlands
Koppers Netherlands B.V.	Netherlands
Tankrederij J.A. van Seumeren B.V.	Netherlands
Koppers Global Investments C.V.	Netherlands
Koppers Australasian Investments C.V.	Netherlands
Koppers Australasian B.V.	Netherlands
Koppers Poland Sp. z o.o	Poland
Koppers UK Holding Limited	United Kingdom
Koppers UK Limited	United Kingdom
Koppers UK Transport Limited	United Kingdom
Koppers Speciality Chemicals Limited	United Kingdom
Koppers UK Investments Ltd.	United Kingdom

SCHEDULE 3

Name*	Jurisdiction of Incorporation/Formation
Koppers Railroad Structures Canada Inc.	British Columbia corporation
Wood Protection Management LLC	Nevada LLC
Wood Protection LP	Texas LP
Koppers-Nevada LLC	Nevada LLC
Timber Specialties Co.	Nova Scotia ULC
Protim Solignum Ltd.	United Kingdom
Protim Ltd. (Ireland)	Ireland
Koppers Chemicals Spain S.L.U.	Spain
Protim Solignum South Africa Pty. Ltd.	South Africa
Koppers Sweden AB	Sweden
KPC Denmark ApS	Denmark
Oy Koppers Finland Ab	Finland
Koppers Deutschland GmbH	Germany
Koppers Norway AS	Norway
Koppers Latvia SIA	Latvia
Koppers NZ LLC	New York
Koppers Performance Chemicals New Zealand	New Zealand
Koppers Thailand Ltd.	Thailand
Osmose Chile Limitada	Chile
Koppers Performance Chemicals Brasil Comercio de Preservantes Ltda.	Brazil
Koppers NZ Holdings	New Zealand
Koppers Performance Chemicals Australia Pty. Ltd.	Australia

*	Note that the following liquidated subsidiaries are not listed: SIA Koppers Russia (Latvia), BC Clean Wood Preservers, Celcure Svenska AB, Koppers (Beijing) Chemical Co Ltd. Further, the following dormant subsidiaries are not listed: Injecta Ltd, Protim International Ltd., Celcure Ltd., Protim Solignum Sdn Bhd, Protim Ltd.

ANNEX A

1.	Additional Time of Execution Information

a.	Pricing Supplement, dated January 19, 2017